FOR IMMEDIATE RELEASE
Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200

CHARTER FINANCIAL to pay $2.00 special Dividend

WEST POINT, Ga.,A December 23, 2004--) --- Charter Financial Corporation (Nasdaq: CHFN) today announced that its board of directors the Company has declared a a special dividend of on the corporation's voting common stock $2.00 per share of common stock, payable February 1, 2005, to stockholders of record on as of January 14, 2005.

"We believe our annualized dividend yield of around 3 percent-- based on recent closing prices--is one of the more attractive in our industry and reflects Charter Financial's goal of building shareholder value,""This $2.00 special dividend is a major step in managing our capital position." said Robert L. Johnson, president and chief executive officer. "This relatively high yield is made possible in part by our unique mutual holding company structure in which the MHC owns 80 percent of the CHFN shares but has waived its right to receive dividends. That enables us to pay higher dividends to the holders of the publicly traded 20 percent than might otherwise have been possible."Managing our capital position, in part through our dividend policy, is a key component of Charter Financial's three-part strategy of providing value to stockholders, which also includes building our retail franchise and managing our investment in Freddie Mac stock."

"This dividend policy is a component of managing our capital position, one element in our strategy to provide value to stockholders," Johnson added. "This strategy also includes building our retail franchise and managing our investment in Freddie Mac stock."

Charter Financial The Company is the majority-owned subsidiary of First Charter, MHC, a federal mutual holding company that, which owns 80 percent of itsitCompany's outstanding shares. First Charter, MHC, has filed a regulatory notice of its intent to waive the receipt of dividends paid on its the shares it ownsof the Company.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. On a consolidated basis, Charter Financial Corporation owns 4.6 million shares of Freddie Mac common stock with a pre-tax unrealized gain of approximately $294.2 million at September 30, 2004. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

# # #Forward-Looking Statements

This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed.